Exhibit 10.36

Arcus Biosciences, Inc.
2018 Equity Incentive Plan

Notice of Stock Option Grant

You have been granted the following option to purchase shares of the common stock of Arcus Biosciences, Inc. (the “Company”):

Name of Optionee:«Name»

Total Number of Shares:«TotalShares»

Type of Option:

«ISO»Incentive Stock Option (ISO)

«NSO»Nonstatutory Stock Option (NSO)

Exercise Price per Share:«PricePerShare»

Date of Grant:«DateGrant»

Vesting Commencement Date:«VestDay»

Vesting Schedule:

This option vests and becomes exercisable with respect to 1/48th of the shares subject to this option when you complete each month of continuous service as an Employee or Consultant (“Service”) after the Vesting Commencement Date.  In addition, this option may become vested and exercisable on an accelerated basis, as provided in the Stock Option Agreement.

Expiration Date:

«ExpDate».  This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to, and made a part of, this document.  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan and the Stock Option Agreement.

The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan, future options that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company).  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Arcus Biosciences, Inc.
2018 Equity Incentive Plan

Stock Option Agreement

Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”), this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Grant Notice at the exercise price indicated in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Tax Treatment

This option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory stock option, as provided in the Grant Notice.  However, even if this option is designated as an incentive stock option in the Grant Notice, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Vesting

This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice.  In addition, this option shall vest and become exercisable in full if the Company is subject to certain corporate transactions before your Service terminates and this option is not continued, assumed or substituted with a new award as set forth in Article 9.3 of the Plan.

Further, this option shall vest and become exercisable in full if the Company is subject to a Change in Control (as defined below) before your Service terminates, and you are subject to an Involuntary Termination (as defined below) within 12 months following such Change in Control, subject to your execution and nonrevocation of a general release of claims against the Company and certain related parties, in the form provided by the Company. You must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after your Service terminates.  If you fail to return the release by the deadline or if you revoke the release, you will not be entitled to the vesting acceleration described in this paragraph.

Notwithstanding the foregoing, if you are, or become, eligible for more favorable vesting acceleration provisions pursuant to a written agreement with the Company (an “Outside Agreement”), the more favorable terms in such Outside Agreement shall apply instead of the acceleration terms in this Agreement.

No additional shares will vest or become exercisable after your Service has terminated for any reason, except as set forth in this Agreement or such Outside Agreement, to the extent you are eligible for benefits thereunder

Term of Option

This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Grant Notice.  (This option will expire earlier if your Service terminates earlier, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service

If your Service terminates for any reason, this option will expire to the extent it is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for all purposes of this option.

If your Service terminates, except for Cause or due to your death or Disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Termination of Service Due to Cause	If your Service terminates due to Cause, then this option, to the extent vested as of your termination date, will terminate immediately and be of no further force and effect.
Death

If you die before your Service terminates, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date twelve months after the date of death.

Disability

If your Service terminates because of your Disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date 6 months after your termination date.

For all purposes under this Agreement, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing.  However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than 90 days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the ninety-first day of such unpaid leave, and this option will not vest or become exercisable with respect to any additional shares during the remainder of such leave.  Vesting will resume when you return to active Service.  If you go on a paid leave of absence, the vesting schedule specified in the Notice of Stock Option Grant may be adjusted and/or suspended by the Company.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a third party to administer the Plan, you must notify such third party in the manner such third party requires.  Your notice must specify how many shares you wish to purchase.  The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You may only exercise your option for whole shares.

Form of Payment

When you submit your notice of exercise, you must make arrangements for the payment of the option exercise price for the shares that you are purchasing.  To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.

•By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes.  (The balance of the sale proceeds, if any, will be delivered to you.)  The directions must be given in accordance with the instructions of the Company and the broker.  This exercise method is sometimes called a “same-day sale.”

Withholding Taxes

Regardless of any action the Company (or, if applicable, the Parent,  Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options, including, but not limited to, the grant, vesting or exercise of the option, the issuance of shares upon exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the option or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

You will not be allowed to exercise this option unless you make arrangements acceptable to the Company and/or the Employer to pay any Tax-Related Items that the Company and/or the Employer determine must be withheld.  These arrangements include payment in cash or via the same-day sale procedure described above. With the Company’s consent, these arrangements may also include (a) withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a value equal to withholding taxes, (b) surrendering shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation.  The value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify. You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

Transfer of Option

Prior to your death, only you may exercise this option.  You cannot transfer or assign this option.  For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or by means of a written beneficiary designation which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

No Retention Rights

You understand that neither this option nor this Agreement alters the at-will nature of your relationship with the Company. Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity.  The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding taxes.  No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Adjustments

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions

If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan; provided that no modification or substitution of this option shall, without your consent, impair your rights or increase your obligations under such option.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.  This Agreement may be amended only by another written agreement between the parties.

Definitions

For purposes of this Agreement, “Cause” shall mean your  (a)  unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b)  material breach of any agreement with the Company, (c)  material failure to comply with the Company’s written policies or rules, (d)  conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e)  gross negligence or willful misconduct, (f)  continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its Board of Directors or (g)  failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.

For purposes of this Agreement, “Change in Control” shall mean (a) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (b) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (c)  the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company.  A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

For purposes of this Agreement, “Involuntary Termination” shall mean either your (a) Termination Without Cause or (b) Resignation for Good Reason.

For purposes of this Agreement, “Resignation for Good Reason” shall mean a Separation (as defined below) as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent: (a) a reduction in your base salary by more than 10%, other than a general reduction in base salary that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (b) a relocation of your principal workplace by more than 25 miles from its location prior to the Change in Control and, with respect only to employees at the vice-president level or above, (c) a material reduction of responsibilities, authority, or duties, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities. A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

For purposes of this Agreement, “Termination Without Cause” shall mean a Separation as a result of the termination of Service by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

For purposes of this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.